Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and between

PFF BANCORP, INC.

and

CALIFORNIA FINANCIAL PARTNERS, INC.

December 3, 2008

ASSET PURCHASE AGREEMENT

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TABLE OF CONTENTS

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TABLE OF CONTENTS

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of December 3, 2008 between California Financial Partners, Inc., a California corporation (“Purchaser”), and PFF Bancorp, Inc., a Delaware corporation (“Seller”).

R E C I T A L S

A. WHEREAS, Seller owns and desires to sell to Purchaser, and Purchaser desires to purchase from Seller, certain assets of the Seller (the “Purchased Assets”).

B. WHEREAS, Seller shall be a debtor and debtor in possession in that certain bankruptcy case (the “Chapter 11 Case”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et eq. (the “Bankruptcy Code”) filed in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

C. WHEREAS, in connection with the Chapter 11 Case and subject to the terms and conditions contained herein and following the entry of the Sale Order (as defined herein) finding the Purchaser as the winning bidder and subject to the terms and conditions thereof, Seller shall sell, transfer and assign to the Purchaser, and the Purchaser shall purchase and acquire from Seller, pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, the Purchased Assets, and assume from Seller the Assumed Liabilities (as defined herein), all as more specifically provided herein and in the Sale Order.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

“Action” shall mean any actual or threatened claim, action, suit, arbitration, hearing, inquiry, proceeding, complaint, charge or investigation by or before any Governmental Entity or arbitrator and any appeal from any of the foregoing.

“Advisers Act” shall mean the Investment Advisers Act of 1940, as amended.

“Advisory Contract” shall have the meaning set forth in Section 5.4.

“Affiliate” of any Person shall mean any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with the former Person, where “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Introduction.

“Alternative Transaction” shall have the meaning set forth in Section 8.1.

“Assets” shall have the meaning set forth in Section 2.1.

“Assigned Contracts” shall have the meaning set forth in Section 6.2(b).

“Assumed Liabilities” shall have the meaning set forth in Section 2.3.

“Assumed Permit” shall have the meaning set forth in Section 5.3.

“Auction” shall have the meaning set forth in the Bidding Procedures Order.

“Back-up Bidder” shall have the meaning set forth in Section 8.1.

“Bankruptcy Code” shall have the meaning set forth in the Recitals.

“Bankruptcy Court” shall have the meaning set forth in the Recitals.

“Bankruptcy Exceptions” shall have the meaning set forth in Section 3.7.

“Bid Procedures Motion” shall have the meaning set forth in Section 8.1.

“Bidding Procedures Order” shall have the meaning set forth in Section 6.1(b).

“Business” shall mean any and all business activities of any kind that are conducted by Seller.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by Law to be closed.

“Chapter 11 Case” shall have the meaning set forth in the Recitals.

“Client” shall have the meaning set forth in Section 5.4.

“Client Consent” shall have the meaning set forth in Section 5.4.

“Client Notice” shall have the meaning set forth in Section 5.4.

“Closing” and “Closing Date” have the respective meanings assigned to such terms in Section 7.1.

“Competing Bid” shall have the meaning set forth in Section 8.1.

“Confidential Information” shall have the meaning set forth in Section 5.2.

“Contract” shall mean any written or oral contract, purchase order, service order, sales order, indenture, note, bond, lease, license, commitment or instrument or other agreement, arrangement or commitment that is binding upon a Person or its property.

“Cure Costs” shall have the meaning set forth in the Bidding Procedures Order.

“Damages” shall have the meaning set forth in Section 6.6.

“Documents” shall mean all of Seller’s written files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, plans, operating records, safety and environmental reports, data, studies and documents, Tax Returns, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, research material, technical documentation (design specifications, engineering information , test results, maintenance schedules, functional requirements, operating instructions, logic manuals, processes, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials, in each case whether or not in electronic form.

“Employee” shall mean an individual who, as of the applicable date, is employed by Seller in connection with the Business.

“Encumbrance” shall mean any lien, encumbrance, claim (as defined in Section 101(5) of the Bankruptcy Code), right, demand, charge, mortgage, deed of trust, option, pledge, security interest or similar interest, title defects, hypothecations, easements, rights of way, restrictive covenants, encroachments, rights of first refusal, preemptive rights, judgments, conditional sale or other title retention agreements and other impositions, imperfections or defects of title or restrictions on transfer or use of any nature whatsoever.

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“Excluded Liabilities” shall have the meaning set forth in Section 2.4.

“Execution Date” shall have the meaning set forth in Section 5.1(a).

“Final Order” shall have the meaning set forth in the Bidding Procedures Order.

“Governmental Body” shall mean any government, quasi governmental entity, or other governmental or regulatory body, agency or political subdivision thereof of any nature, whether foreign, federal, state or local, or any agency, branch, department, official, entity, instrumentality or authority thereof, or any court or arbitrator (public or private) of applicable jurisdiction.

“Governmental Entity” shall mean any local, state, federal or foreign (i) court, (ii) government or (iii) governmental department, commission, instrumentality, board, agency or authority, including the Internal Revenue Service and other taxing authorities.

“Income Tax” shall mean all Taxes based upon, measured by, or calculated with respect to gross or net income or gross or net receipts or profits, including any interest, penalty or addition thereto.

“Intellectual Property” shall mean all intellectual property and proprietary rights of any kind, including the following: (i) trademarks, service marks, trade names, slogans, logos, trade dress, internet domain names, uniform resource identifiers, rights in design, brand names, and other similar designations of source or origin, together with all goodwill, registrations and applications related to the foregoing; (ii) patents, utility models and industrial design registrations (and all continuations, divisionals, continuations in part, provisionals, renewals, reissues, re-examinations and applications for any of the foregoing); (iii)copyrights and copyrightable subject matter (including without limitation any registration and applications for any of the foregoing); (iv) trade secrets and other confidential or proprietary business information (including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information), know how, proprietary processes, formulae, algorithms, models, and methodologies; (v) computer software, computer programs, and databases (whether in source code, object code or other form); and (vi) all rights to sue for past, present and future infringement, misappropriation, dilution or other violation of any of the foregoing and all remedies at law or equity associated therewith.

“Knowledge” shall mean actual knowledge without investigation.

“Laws” shall mean all federal, state, local or foreign laws, statutes, common laws, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, rulings, injunctions, writs and awards of, or issued, promulgated, enforced or entered by, any and all Governmental Bodies, or court of competent jurisdiction, or other requirement or rule of law.

“Leased Real Property” means all of the real property leased, subleased, licensed, used or occupied by Seller, together with all buildings, structures, fixtures and improvements erected thereon, and any and all rights, privileges, easements, licenses, hereditaments and other appurtenances relating thereto, and used, or held for use, in connection with the operation of the Business.

“Legal Requirement” shall mean any statute, law, ordinance, rule, regulation, permit, order, writ, judgment, injunction, decree or award issued, enacted or promulgated by any Governmental Entity or any arbitrator.

“Liability” means any debt, liability, commitment or obligation of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability).

“Lien” shall mean all liens (including judgment and mechanics’ liens, regardless of whether liquidated), mortgages, assessments, security interests, easements, claims, pledges, trusts (constructive or other), deeds of trust, options or other charges, encumbrances or restrictions.

“Material Adverse Effect” shall mean any event, change, occurrence, fact, condition or effect that has or would reasonably be expected to have, either indirectly or in the aggregate with any other event, change, occurrence, fact, condition or effect, a materially adverse effect on the business, financial condition, capitalization, operations or financial performance of the Seller; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute a Material Adverse Effect: any material adverse change, event, circumstance or development with respect to, or effect resulting from:

(i) changes after the Closing Date in the U.S. or global economy or capital markets in general;

(ii) changes after the Closing Date that affect generally the industries in which the Seller operates;

(iii) changes after the Closing Date in applicable law or in GAAP;

(iv) the announcement of this Agreement and the transactions contemplated hereby, including, but not limited to, any decline in customer business, or any resignation of any employees;

(v) failure(s) by the Seller to meet internal operating projections or forecasts, or published revenue or earnings or predictions;

(vi) any act or threat of terrorism or war, any armed hostilities or terrorist activities, any threat or escalation of armed hostilities or terrorist activities or any governmental or other response or reaction to any of the foregoing or any natural disasters or any national or international calamity affecting the United States or other geographical region in which the Seller does business; or

(vii) any action taken that is required by this Agreement or at the written request of the Purchaser.

“Material Contract” shall have the meaning set forth in Section 3.7.

“Monthly Payment” shall have the meaning set forth in Section 2.7.

“Ordinary Course of Business” shall mean the ordinary and usual course of normal day to day operations of the Business consistent with past practice.

“Outside Back-up Date” shall have the meaning set forth in Section 8.1.

“Party” shall mean the Seller and/or the Purchaser.

“Permits” shall mean all notifications, licenses, permits (including environmental, construction and operation permits), franchises, certificates, approvals, consents, waivers, clearances, exemptions, classifications, registrations, variances, orders, tariffs, rate schedules and other similar documents and authorizations issued by any Governmental Body to Seller and used, or held for use, in connection with the operation of the Business or applicable to ownership of the Purchased Assets or assumption of the Assumed Liabilities.

“Permitted Assign” shall have the meaning set forth in Section 9.4.

“Permitted Encumbrances” shall mean (i) Encumbrances for utilities and current Taxes not yet due and payable or being contested in good faith; (ii) easements, rights of way, restrictive covenants, encroachments and similar non-monetary encumbrances or non-monetary impediments against any of the Purchased Assets which do not, individually or in the aggregate, adversely affect the operation of the Business and, in the case of the Assumed Leased Real Property, which do not, individually or in the aggregate, adversely affect the use of occupancy of such Assumed Leased Real Property as it relates to the operation of the Business or materially detract from the value of the Assumed Leased Real Property, (iii) applicable zoning Laws, building codes, land use restrictions and other similar restrictions imposed by Law, (iv) materialmans’, mechanics’, artisans’, shippers’, warehousemens’ or other similar common law or statutory liens incurred in the Ordinary Course of Business and (v) such other Encumbrances or title exceptions as the Purchaser may approve in writing in its sole discretion or which do not, individually or in the aggregate, adversely affect the operation of the Business.

“Person” shall mean all natural persons, corporations, business trusts, associations, companies, partnerships, joint ventures, Governmental Entities and any other entities.

“Prevailing Bidder” shall have the meaning set forth in Section 8.1.

“Purchase Price” shall have the meaning set forth in Section 2.7.

“Purchased Assets” shall have the meaning set forth in Section 2.1.

“Purchaser” shall have the meaning set forth in the Introduction.

“Purchaser’s Documents” shall have the meaning set forth in Section 9.12.

“Regulatory Approvals” shall mean any consents, waivers, approvals, orders, Permits or authorizations of any Governmental Body required in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunder.

“Representatives” shall have the meaning set forth in Section 5.2(a).

“Sale Hearing” shall have the meaning set forth in the Bidding Procedures Order.

“Sale Motion” shall mean the motion or motions of Seller, in form and substance reasonably acceptable to Seller and Purchaser, seeking approval and entry of the Sale Order.

“Sale Order” shall have the meaning set forth in Section 8.2.

“Seller” shall have the meaning set forth in the Introduction.

“Seller Disclosure Schedule” shall have the meaning set forth in Section 5.2(d).

“Seller’s Documents” shall have the meaning set forth in Section 9.12.

“Tax” and “Taxes” shall mean any and all taxes, charges, fees, tariffs, duties, impositions, levies or other assessments, imposed by any Governmental Body, and include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, Taxes and include any Liability for the Taxes of any other Person as a transferee or successor, by law, contract or otherwise.

“Tax Liability” shall have the meaning set forth in Section 5.1(b)(v).

“Tax Return” shall mean any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) supplied or required to be supplied to any Governmental Body with respect to Taxes, including amendments thereto.

“Treasury Regulations” shall have the meaning set forth in Section 7.2(d).

ARTICLE 2

PURCHASE AND SALE OF ASSETS

2.1 Sale and Purchase of Assets. Upon the terms and subject to the conditions contained herein, on the Closing Date, the Sellers agree to sell or cause to be sold to the Purchaser, and the Purchaser agrees to purchase the assets (the “Assets”). Pursuant to Sections 105, 363 and 365 of the Bankruptcy Code and on the terms and subject to the conditions set forth in this Agreement and the Sale Order, the Purchaser shall purchase, acquire and accept from the Seller, and Seller shall sell, transfer, assign, convey and deliver to the Purchaser, on the Closing Date all of the Seller’s right, title and interest in, to and under, free and clear of all Encumbrances (other than Encumbrances included in the Assumed Liabilities and Permitted Encumbrances), the assets, properties and rights of any nature, tangible and intangible, real or personal, wherever located, of the Seller with respect to those assets as set forth in Schedule 2.1, but in all cases excluding the Excluded Assets (collectively, the “Purchased Assets”).

2.2 Excluded Assets. Notwithstanding anything to the contrary contained herein, the Purchaser shall not include any and all of Seller’s right, title and interest in the following (collectively, the “Excluded Assets”): (a) all assets of Seller other than the Purchased Assets; (b) Seller’s books and records; (c) any and all claims, deposits, prepayments, refunds, rebates, causes of action, rights of recovery, rights of set-

off and rights of recoupment relating to (i) any assets other than Purchased Assets; (ii) any claims and causes of action under Section 544 through 550 of the Bankruptcy Code; (iii) any other claims or causes of action under any other provision of the Bankruptcy Code and applicable law except any claims or causes of action relating to Purchased Assets, and (iv) those assets as may be listed from time to time on Schedule 2.2.

2.3 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement and the Sale Order, the Purchaser shall assume all of the following Liabilities of the Seller after the Closing Date, but in all cases excluding the Excluded Liabilities (collectively, the “Assumed Liabilities”):

(a) any and all Liabilities of the Seller under each Assigned Contract arising after the Closing Date, provided that each Assigned Contract must be assumed and assigned in accordance with the procedures set forth in the Sale Order;

(b) any and all Liabilities for Taxes (other than Income Taxes) accruing after the Closing Date attributable to the Purchased Assets, including, without limitation, Liabilities for Taxes attributable to the ownership of the Purchased Assets from and after the Closing Date.

2.4 Excluded Liabilities. The Purchaser shall not assume, and shall not be deemed to have assumed, any liabilities other than those set forth in Section 2.3 (collectively, the “Excluded Liabilities”).

2.5 Cure Costs. Any Cure Costs due with respect to Assigned Contracts shall be paid by Purchaser to the non-debtor counter-parties to such Assigned Contracts and such payment shall be a condition precedent to (i) the assumption by Seller of such Assigned Contracts; and (ii) the assumption and assignment of the Assigned Contracts to Purchaser.

2.6 “As Is” Transaction. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE 3 OF THIS AGREEMENT, THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE PURCHASED ASSETS. WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLER HEREBY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE PURCHASED ASSETS. PURCHASER FURTHER ACKNOWLEDGES THAT PURCHASER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PURCHASED ASSETS AS DESCRIBED IN SECTION 4.6 OF THIS AGREEMENT. ACCORDINGLY, PURCHASER WILL ACCEPT THE PURCHASED ASSETS AT THE CLOSING “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.”

2.7 Consideration. The aggregate consideration to be paid for the Assets (the “Purchase Price”) shall be:

(a) 35% of the gross sale commissions earned from the Assets for a period of forty eight (48) months (the “Monthly Payment”); and

(b) the assumption by the Purchaser of the Assumed Liabilities.

2.8 Payment of Purchase Price. On the tenth (10th) day of each month following the Closing Date, the Purchaser shall pay the Monthly Payment to the Seller by wire transfer of immediately available United States funds into an account to be designated by the Seller or its designee.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

OF SELLER

Seller hereby represents and warrants to, and covenants and agrees with, Purchaser that:

3.1 Organization and Good Standing. Seller has been duly organized and is existing as a corporation in good standing under the laws of the State of Delaware with full power and authority (corporate and other) to own and lease its properties and to conduct its business as currently conducted.

3.2 No Conflicts. To Seller’s Knowledge, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) conflict with or result in a breach or violation of any term or provision of, or constitute a default under (with or without notice or passage of time, or both), or otherwise give any Person a basis for accelerated or increased rights or termination or nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement or instrument to which Seller is a party or by which the Seller is bound or affected or to which any of the Assets is bound or affected, (b) result in the violation of the provisions of the Articles of Incorporation or Bylaws of Seller or any Legal Requirement applicable to or binding upon it, (c) result in the creation or imposition of any Lien upon any of the Assets or (d) otherwise adversely affect the contractual or other legal rights or privileges of Seller.

3.3 Execution and Delivery. To Seller’s Knowledge, except as set forth in Schedule 3.3, all consents, approvals, authorizations and orders necessary for the execution, delivery and performance by Seller of this Agreement (including, without limitation, the transfer and sale of the Assets to be sold by Seller to Purchaser) have been duly and lawfully obtained, and Seller has, and at the Closing will have, full right, power, authority and capacity to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding agreement of Seller enforceable against Seller in accordance with its terms.

3.4 Judgments; Litigation. To Seller’s Knowledge, except as set forth in Schedule 3.4, there is no (i) outstanding judgment, order, decree, award, stipulation or injunction of any Governmental Entity or arbitrator against or affecting the Assets or Liabilities or (ii) Action pending against or affecting the Assets or Liabilities.

3.5 Title to Assets. To Seller’s Knowledge, Seller has good and marketable title to the Assets free and clear of all Liens.

3.6 Compliance with Law. To Seller’s Knowledge, through and including the date hereof, Seller (i) has not violated or conducted its business or operations in violation of, and has not used or occupied its properties or assets in violation of, any Legal Requirement, (ii) has not been alleged to be in violation of any Legal Requirement, and (iii) has not received any notice of any alleged violation of, or any citation for noncompliance with, any Legal Requirement.

3.7 Material Contracts. Assuming (x) the entry of the Sale Order and (y) due execution by the other party or parties thereto, as of the Closing Date, each material contract (“Material Contract”) will be in full force and effect and, subject to the bankruptcy exceptions (the “Bankruptcy Exceptions”), enforceable in accordance with its terms against Seller and any other party thereto.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to, and covenants and agrees with, Seller that:

4.1 Organization and Good Standing. Purchaser has been duly organized and is existing as a corporation in good standing under the laws of the State of California with full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

4.2 Execution and Delivery. This Agreement has been duly authorized by all necessary corporate action on the part of Purchaser, has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms.

4.3 No Conflicts. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not conflict with or result in the violation of the provisions of the Articles of Incorporation or Bylaws of Purchaser.

4.4 Financing. Purchaser (i) has, and at the Closing will have, sufficient internal funds available to pay any expenses incurred by the Purchaser in connection with the transactions contemplated by this Agreement, (ii) has, and at the Closing will have, the resources and capabilities (financial and otherwise) to perform its obligations hereunder and to assume the Liabilities (other than the Excluded Liabilities), and (iii) has not incurred any obligation, commitment, restriction or liability of any kind, which would impair or adversely affect such resources and capabilities.

4.5 Adequate Assurance of Assigned Contracts. As of the Closing, Purchaser will satisfy the conditions contained in Sections 365(b) (1) (C) and 365(f) of the Bankruptcy Code with respect to the Assigned Contracts and Assumed Liabilities, as applicable.

4.6 Investigation. Purchaser has conducted its own independent review and analysis of the Business, the Purchased Assets and the Assumed Liabilities, of the value of such Purchased Assets and of the business, operations, technology, assets, Liabilities, financial condition and prospects of the Business, and Purchaser acknowledges that Seller has provided Purchaser with access to the personnel, properties, premises and records of the Business for this purpose. Purchaser has conducted its own independent review of all orders of, and all motions, pleadings, and other submissions to, the Bankruptcy Court in connection with the Chapter 11 Case. Purchaser acknowledges that the price being paid under this Agreement for the Purchased Assets is the fair value for acquiring the Purchased Assets under the circumstances and that such value, rather than replacement cost, is the appropriate measure of damages if and to the extent Purchaser may have any recourse for any failure of Seller to deliver the Purchased Assets in accordance with the terms of this Agreement. In entering into this Agreement, Purchaser has relied upon its own investigation and analysis as well as the representations and warranties made by Seller in Article 3, and Purchaser acknowledges that Seller makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Purchaser or any of its Affiliates, except as and only to the extent expressly set forth in Article 3.

ARTICLE 5

COVENANTS AND AGREEMENTS

5.1 Conduct of Business of Seller.

(a) During the period from the execution date (the “Execution Date”) and continuing until the earlier of the termination of this Agreement in accordance with Section 7.4 or the Closing, except (1) for any limitations on operations imposed by the Bankruptcy Court or the Bankruptcy Code, (2) as required by applicable Law, (3) as otherwise expressly contemplated by this Agreement or (4) with the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Seller shall:

(i) conduct the Business and operate and maintain the Purchased Assets in the Ordinary Course of Business, including maintaining accounting methods;

(ii) use its commercially reasonable good faith efforts to (x) preserve the goodwill of and relationships with Governmental Bodies, customers, Clients, suppliers, vendors, lessors, licensors, licensees, contractors, distributors, agents, Employees and others having business dealings with the Business; and (y) comply with all applicable Laws and, to the extent consistent therewith, preserve their assets (tangible and intangible).

(b) During the period from the Execution Date and continuing until the earlier of the termination of this Agreement in accordance with Section 7.4 or the Closing, except (1) for any limitations on operations imposed by, or actions required by, the Bankruptcy Court or the Bankruptcy Code, (2) as required by applicable Law, (3) as otherwise expressly contemplated by this Agreement or (4) with the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed and, in the event that Seller requests Purchaser’s consent in writing and Purchaser does not provide a response within five (5) Business Days after such request, Purchaser shall be deemed to have provided their prior written consent to such request), the Seller shall not:

(i) mortgage, pledge or subject to any Encumbrance (other than a Permitted Encumbrance) the Business or any of the Purchased Assets;

(ii) cancel or compromise any debt or material claim or waive or release any material right of the Seller that constitutes a Purchased Asset or otherwise relates to the Business;

(iii) except with the prior written consent of Purchaser, such consent not to be unreasonably withheld: (A) enter into any new Contract or renew any existing Contract requiring payments by or to Seller in excess of $20,000.00 over the thirty day period immediately following the execution thereof and (B) cancel, terminate, amend, modify, supplement or rescind any Material Contract or any terms of any Material Contract, except for the purpose of effecting any changes in applicable Law or implementing regulatory requirements or in response to a breach or default by the other party thereto;

(iv) abandon any rights under any Material Contract or breach any Material Contracts; or

(v) make or rescind any material Tax election or take any material Tax position (unless required by Law) or file any amended Tax Return or change its fiscal year or financial or Tax accounting methods, policies or practices, or settle any tax liability (“Tax Liability”), except in each case as would not reasonably be expected to result in Liability to the Purchaser or the Business.

5.2 Access to Information.

(a) Seller agrees that, between the Execution Date and the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Section 7.4, the Purchaser shall be entitled, through its officers, employees, counsel, accountants and other authorized representatives, agents and contractors (“Representatives”), to have such reasonable access to and make such reasonable investigation and examination of the books and records, properties, businesses, assets, Employees, accountants, auditors, counsel and operations of Seller as the Purchaser’s Representatives may reasonably request. Any such investigations and examinations shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances, including Seller’s right to have its Representative accompany the Purchaser upon the Leased Real Property at the time of any inspection or examination and shall be subject to restrictions under applicable Law. Pursuant to this Section 5.2, Seller shall furnish to the Purchaser and their Representatives such financial, operating and property related data and other information as such Persons reasonably request. Seller shall use commercially reasonable efforts to cause its Representatives to reasonably cooperate with the Purchaser and the Purchaser’s Representatives in connection with such investigations and examinations, and the Purchaser shall, and use their commercially reasonably efforts to cause their Representatives to, reasonably cooperate with Seller and its Representatives and shall use their reasonable efforts to minimize any disruption to the Business.

(b) From and after the Closing Date, Seller shall give the Purchaser and the Purchaser’s Representatives reasonable access during normal business hours to the offices, facilities, plants, properties, assets, Employees, Documents (including, without limitation, any Documents included in the Excluded Assets), personnel files and books and records of Seller pertaining to the Business. In connection with the foregoing, Seller shall use commercially reasonable efforts to cause its Representatives to furnish to the Purchaser such financial, technical, operating and other information pertaining to the Business as the Purchaser’s Representatives shall from time to time reasonably request and to discuss such information with such Representatives. Without limiting the generality of the foregoing, Seller shall cooperate with the Purchaser as may reasonably be requested by the Purchaser for purposes of (i) enabling an independent accounting firm selected by the Purchaser to conduct an audit of the

Business; (ii) undertaking, with the consent of the Seller, which consent shall not be unreasonably withheld or delayed, any study of the condition or value of the Purchased Assets; and (iii) undertaking any study relating to Seller’s compliance with Laws; and Seller acknowledges that information or access may be requested and used for such purpose.

(c) From and after the Closing Date, the Purchaser shall give Seller and Seller’s Representatives reasonable access during normal business hours to the offices, facilities, plants, properties, assets, Employees, Documents (including, without limitation, any Documents included in the Purchased Assets), personnel files and books and records of the Purchaser pertaining to (i) the conduct of the Business or ownership of the Purchased Assets prior to the Closing Date or (ii) the Excluded Assets and Liabilities. In connection with the foregoing, the Purchaser shall use commercially reasonable efforts to cause their Representatives to furnish to Seller such financial, technical, operating and other information pertaining to (i) the conduct of the Business or ownership of the Purchased Assets prior to the Closing Date or (ii) the Excluded Assets and Liabilities, in each case, as Seller’s Representatives shall from time to time reasonably request and to discuss such information with such Representatives. Without limiting the generality of the foregoing, the Purchaser shall, and shall use commercially reasonable efforts to cause each of their Affiliates to, cooperate with Seller as may reasonably be requested by Seller for purposes of enabling an independent accounting firm selected by Seller to conduct an audit of the Business for periods prior to the Closing Date, including access to Purchaser’s independent auditors’ working papers pertaining to the Business or the Purchased Assets.

(d) No information received pursuant to an investigation made under this Section 5.2 shall be deemed to (i) qualify, modify, amend or otherwise affect any representations, warranties, covenants or other agreements of Seller set forth in this Agreement or any certificate or other instrument delivered to the Purchaser in connection with the transactions contemplated hereby, (ii) amend or otherwise supplement the information set forth in the schedules attached hereto, (iii) limit or restrict the remedies available to the parties under applicable Law arising out of a breach of this Agreement or otherwise available at Law or in equity, or (iv) limit or restrict the ability of either party to invoke or rely on the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement.

(e) All information provided to the Purchaser pursuant to this Section 5.2, shall be considered confidential (the “Confidential Information”) and the Purchaser agrees that the Confidential Information will be used solely for the purpose of consummating this Agreement and that all of the Confidential Information will be kept confidential; provided that any such information may be disclosed only to the limited group of the Purchaser’s officers, directors, employees, agents, and outside advisors, who are actually engaged in and need to know the Confidential Information for the purpose of consummating this Agreement, who have been informed of the confidential nature of the

Confidential Information, and who have been advised by and agree with Purchaser that such information is to be kept confidential and shall not be used for any purpose other than consummating of this Agreement.

5.3 Assignability of Certain Contracts, Etc. To the extent that the assignment to the Purchaser of any Assigned Contract or assumed permit (“Assumed Permit”) pursuant to this Agreement is not permitted without the consent of a third party and such restriction cannot be effectively overridden or canceled by the Sale Order or other related order of the Bankruptcy Court, then this Agreement will not be deemed to constitute an assignment of or an undertaking or attempt to assign such Assigned Contract or Assumed Permit, as applicable, or any right or interest therein unless and until such consent is obtained; provided, however, that the parties hereto will use their commercially reasonable efforts, before the Closing, to obtain all such consents; provided, further, that if any such consents are not obtained prior to the Closing Date, Seller and the Purchaser will reasonably cooperate with each other in any lawful and feasible arrangement designed to provide the Purchaser (such arrangement to be at the sole cost and expense of the Purchaser) with the benefits and obligations of any such Assigned Contract and the Purchaser shall be responsible for performing all obligations under such Assigned Contract required to be performed by Seller on or after the Closing Date to the extent set forth in this Agreement.

5.4 Consents Related to Advisory Contracts. Prior to Closing, Seller and Purchaser shall seek the consent of each investment advisory client (each, a “Client”) that is a party to an investment advisory agreement with Seller (each, an “Advisory Contract”) to the assignment of such Client’s Advisory Contract to Purchaser in accordance with the following procedures:

(a) Promptly after the Sale Order has been approved by the Bankruptcy Court, Seller shall send a notice (in a form mutually agreed by the parties) (the “Client Notice”) to each of its Clients (A) informing the Client of the transactions contemplated by this Agreement and that the transactions contemplated by this Agreement would result in an “assignment” (within the meaning of the Advisers Act) of such Client’s Advisory Contract; (B) stating that the consent of such Client is required for the continued performance of such Advisory Contract by Purchaser; and (C) requesting that each Client provide affirmative written consent to the assignment of such Client’s Advisory Contract or that such Client enter into a new investment advisory contract with Purchaser on substantially the same terms as its existing Advisory Contract (each, a “Client Consent”);

(b) To the extent reasonably practical following the Client Notice, Seller and Purchaser shall make personnel available to respond to inquiries from Clients and shall cooperate and use commercially reasonable good faith efforts to obtain the Client Consent of each Client to the assignment of such Client’s Advisory Contract, which may include communication via telephone and delivery of additional written notices, as mutually agreed upon by the parties. Seller and Purchaser shall share equally the out-of-pocket costs and expenses incurred in obtaining Client Consent; and

(c) Each communication and Client Consent contemplated by this Section 5.4 shall be in compliance with the Advisers Act, and any rules, regulations or interpretations of the Securities and Exchange Commission thereunder.

5.5 Rejected Contracts. Seller shall not reject any Assigned Contract in any bankruptcy proceeding following the date hereof without the prior written consent of the Purchaser.

5.6 Further Agreements. The Purchaser authorizes and empowers Seller from and after the Closing Date to receive and to open all mail received by Seller relating to the Purchased Assets, the Business or the Assumed Liabilities and to deal with the contents of such communications in accordance with the provisions of this Section 5.6. Seller shall (i) promptly deliver to the Purchaser any mail or other communication received by it after the Closing Date and relating to the Purchased Assets, the Business or the Assumed Liabilities, (ii) promptly transfer in immediately available funds to the Purchaser any cash, electronic credit or deposit received by such Seller but solely to the extent that such cash, electronic credit or deposit are Purchased Assets and (iii) promptly forward to the Purchaser any checks or other instruments of payment that it receives but solely to the extent that such checks or other instruments are Purchased Assets. The Purchaser shall (x) promptly deliver to Seller any mail or other communication received by it after the Closing Date and relating to the Excluded Assets or the Excluded Liabilities, (y) promptly wire transfer in immediately available funds to Seller, any cash, electronic credit or deposit received by the Purchaser but solely to the extent that such cash, electronic credit or deposit are Excluded Assets and (z) promptly forward to Seller any checks or other instruments of payment that it receives but solely to the extent that such checks or other instruments are Excluded Assets. From and after the Closing Date, Seller shall refer all inquiries with respect to the Business, the Purchased Assets and the Assumed Liabilities to the Purchaser, and the Purchaser shall refer all inquiries with respect to the Excluded Assets and the Excluded Liabilities to Seller. In the event that action is taken by any third party with respect to the Purchased Assets within six (6) months of the Closing Date, upon reasonable request by the Seller, the Purchaser shall take reasonable actions to resolve or otherwise address such action.

5.7 Further Assurances.

(a) Subject to the terms and conditions of this Agreement and applicable Law, Seller and the Purchaser shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, and shall coordinate and cooperate with each other in exchanging information, keeping the other party reasonably informed with respect to the status of the matters contemplated by this Section 5.7 and supplying such reasonable assistance as may be reasonably requested by the other party in connection with the matters contemplated by this Section 5.7. Without limiting the foregoing, following the Execution Date and until the date on which this Agreement is terminated in accordance with Section 7.4, the parties shall use their commercially reasonable efforts to take the following actions but solely to the extent that such actions relate to the transactions contemplated by this Agreement:

(i) obtain any required consents, approvals (including Regulatory Approvals), waivers, Permits, authorizations, registrations, qualifications or other permissions or actions by, and give all necessary notices to, and make all filings with, and applications and submissions to, any Governmental Body or third party and provide all such information concerning such party as may be necessary or reasonably requested in connection with the foregoing;

(ii) avoid the entry of, or have vacated or terminated, any injunction, decree, order, or judgment that would restrain, prevent, or delay the consummation of the transactions contemplated hereby;

(iii) take any and all reasonably necessary steps to avoid or eliminate every impediment under any applicable Law that is asserted by any Governmental Body with respect to the transactions contemplated hereby so as to enable the consummation of such transactions to occur as expeditiously as possible; and

(iv) execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and cooperate and take such further actions, as may be reasonably necessary or appropriate to transfer and assign fully to the Purchaser and their successors and assigns, all of the Purchased Assets, and for the Purchaser and their successors and assigns, to assume the Assumed Liabilities, and to otherwise make effective the transactions contemplated hereby and thereby.

Subject to the terms and conditions of this Agreement, the parties shall not take any action or refrain from taking any action the effect of which would be to delay or impede the ability of Seller and the Purchaser to consummate the transactions contemplated by this Agreement, unless in such party’s reasonable judgment, taking such action or refraining from taking such action is consistent with achieving the ultimate objective or consummating the transactions contemplated hereby or is required by applicable Law.

(b) Following the Execution Date and until the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Section 7.4, Seller, on the one hand, and the Purchaser, on the other hand, shall keep each other reasonably informed as to the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Seller or the Purchaser or by any of their respective Affiliates (as the case may be), from any third party and/or any Governmental Body with respect to the transactions contemplated by this Agreement.

(c) The obligations of Seller pursuant to this Section 5.7 shall be subject to any orders entered, or approvals or authorizations granted or required, by or under the Bankruptcy Court or the Bankruptcy Code (including in connection with the Chapter 11 Case), and Seller’s obligations as a debtor in possession to comply with any order of the Bankruptcy Court (including the Bidding Procedures Order and the Sale Order) and Seller’s duty to seek and obtain the highest or otherwise best price for the Business as required by the Bankruptcy Code. Following the Closing, Purchaser shall provide to Seller such further assistance as reasonably requested with respect to completion of all returns, filings and documentation and actions necessary or appropriate to administer the bankruptcy estate.

5.8 Preservation of Records. The Seller and the Purchaser agree that each of them shall preserve and keep the records held by them or their Affiliates relating to the Business, the Purchased Assets and Assumed Liabilities for a period of five (5) years from the Closing Date, in the case of the Purchaser, and until the closing of the Chapter 11 Case or the liquidation and winding up of Seller’s estate, in the case of Seller, and shall make such records available to the other party as may be reasonably required by such other party in connection with, among other things, any insurance claims by, actions or tax audits against or governmental investigations of Seller or the Purchaser or any of their respective Affiliates or in order to enable Seller or the Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event Seller or the Purchaser wishes to destroy such records at the end of such five (5) year period, such party shall first give sixty (60) days prior written notice to the other party and such other party shall have the right at its option and expense, upon prior written notice given to such party within such sixty (60) day period, to take possession of the records within one hundred and twenty (120) days after the date of such notice, or such shorter period as the liquidation and winding up of Seller’s estate shall permit.

5.9 Publicity. The Seller or the Purchaser may issue a press release or public announcement concerning this Agreement or the transactions contemplated hereby only with the prior written approval of the other parties hereto, which approval will not be unreasonably withheld, conditioned or delayed, unless, in the sole judgment of the disclosing party, such disclosure is otherwise required by applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement. Without limiting the generality of the foregoing sentence, the party intending to make such release shall use its commercially reasonable efforts, consistent with such applicable Law or Bankruptcy Court requirement, to consult with the other parties with respect to the text thereof.

5.10 Notification of Certain Matters. Seller shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to Seller, of (i) any notice or other communication from any Person alleging that the consent of such Person which is or may be required in connection with the transactions contemplated by this Agreement is not likely to be obtained prior to Closing and (ii) any written objection or proceeding that challenges the transactions contemplated hereby or the entry of the approval of the Bankruptcy Court. To the extent permitted by applicable Law, Seller shall give prompt notice to the Purchaser of (i) any notice of any alleged violation of Law applicable to Seller, (ii) the commencement of any investigation, inquiry or review by any Governmental Body with respect to the Business or that any such investigation, inquiry or review, to the Knowledge of Seller, is contemplated, (iii) the infringement or unauthorized use by any Person of any material Intellectual Property (of which Seller has Knowledge) and (iv) the execution of any Material Contract entered into other than in the Ordinary Course of Business (and Seller shall deliver or make available a copy thereof to the Purchaser).

5.11 Amendment. This Agreement may be amended at any time by a written instrument executed by Purchaser and Seller. Any amendment effected pursuant to this Section 5.11 shall be binding upon all parties hereto.

5.12 Waiver. Any term or provision of this Agreement may be waived in writing at any time by the party or parties entitled to the benefits thereof. Any waiver affected pursuant to this Section 5.12 shall be binding upon all parties hereto. No failure to exercise and no delay in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege. No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of any preceding or subsequent breach of the same or any other covenant or agreement. The rights and remedies of each party under this Agreement are in addition to all other rights and remedies, at law or in equity that such party may have against the other parties.

ARTICLE 6

CONDITIONS TO CLOSING

6.1 Conditions Precedent to the Obligations of the Purchaser and Seller. The respective obligations of each party to this Agreement to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Seller and Purchaser in whole or in part to the extent permitted by applicable Law):

(a) there shall not be in effect any statute, rule, regulation, executive order enacted, issued, entered or promulgated by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

(b) the Bankruptcy Court shall have entered the bidding procedures order (the “Bidding Procedures Order”) and Sale Order (as provided in Article 7) and each of such orders shall be a Final Order and in form and substance reasonably satisfactory to Seller, the and the Purchaser, which orders shall not have been reversed, modified, amended or stayed.

6.2 Conditions Precedent to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Seller in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of the Purchaser set forth in Article 4 hereof shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a certain date, which shall be true and correct as of such date as though made on and as of such date) except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation or qualification as to “materiality” or “material adverse effect” set forth in such representations and warranties) has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated hereby, and Seller shall have received a certificate, substantially in the form attached hereto as Exhibit D, signed by an authorized officer of the Purchaser, dated the Closing Date, to the foregoing effect;

(b) the Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date, including, without limitation, Purchaser providing adequate assurance of future performance as required under the Bankruptcy Code to effect the assumption and assignment of the contracts of the Seller to be assumed and assigned pursuant to the Bidding Procedures Order ( the “Assigned Contracts” as set forth on Schedule 6.2) and Assumed Liabilities, and Seller shall have received a certificate, substantially in the form attached hereto as Exhibit D, signed by an authorized officer of the Purchaser, dated the Closing Date, to the foregoing effect;

(c) the Purchaser shall have delivered, or caused to be delivered, to Seller all of the items set forth in Section 7.3; and

(d) the Purchaser shall have delivered to Seller appropriate evidence of all necessary company action by the Purchaser in connection with the transactions contemplated hereby, including, without limitation: (i) certified copies of resolutions duly adopted by the Purchaser’s partners or board approving the transactions contemplated by this Agreement and authorizing the execution, delivery, and performance by the Purchaser of this Agreement; and (ii) a certificate as to the incumbency of officers of the Purchaser executing this Agreement and any instrument or other document delivered in connection with the transactions contemplated by this Agreement.

6.3 Conditions Precedent to the Obligations of the Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by the Purchaser in whole or in part to the extent permitted by applicable Law):

(a) Seller shall have delivered to the Purchaser (i) a certified copy of the Sale Order and (ii) copies of all affidavits of service of the Sale Motion or notice of such motion filed by or on behalf of Seller;

(b) the representations and warranties of Seller set forth in Article 3 hereof shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a certain date, which shall be true and correct as of such date as though made on and as of such date) except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation or qualification as to “materiality” or “Material Adverse Effect” set forth in such representations and warranties) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and the Purchaser shall have received a certificate, substantially in the form attached hereto as Exhibit E, signed by an authorized officer of the Seller, dated the Closing Date, to the foregoing effect;

(c) Seller shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Purchaser shall have received a certificate, substantially in the form attached hereto as Exhibit E, signed by an authorized officer of the Seller, to the forgoing effect;

(d) Provided Purchaser has provided adequate assurance of future performance as required under the Bankruptcy Code to effect the assumption and assignment of the Assigned Contracts, all of the Assigned Contracts set forth on Schedule 6.2 shall (i) be in full force and effect on the Closing Date, subject to the Bankruptcy Exception, (ii) be assignable to the Purchaser without the consent of the counterparty to such Assigned Contract for such assignment (or such consent shall have been received prior to the Closing Date) and (iii) have had the amount of all of Seller’s breaches and defaults thereunder finalized to the best of the Seller’s ability, such that the Cure Costs may be paid by the Purchaser (or creation of reserves therefor) in accordance with the Sale Order;

(e) Seller shall have delivered, or caused to be delivered, to the Purchaser all of the items set forth in Section 7.2;

(f) between the Execution Date and the Closing Date, there shall not have occurred a Material Adverse Effect, unless Material Adverse Effect was caused by the Purchaser’s failure to fulfill any material obligations under this Agreement;

(g) the Seller shall have complied with the sale process deadlines set forth in the Bidding Procedures Order; and

(h) the exclusive right of the Seller to file and solicit acceptances of a plan of reorganization shall not have been terminated.

6.4 Frustration of Closing Conditions. Neither Seller nor the Purchaser may rely on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, if such failure was caused directly by such party’s failure to comply with any provision of this Agreement.

6.5 Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements of Seller in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Closing Date; provided that, nothing in this Section 6.5 shall limit the remedies of Purchaser after the Closing for breaches of representations, warranties, covenants or agreements resulting from fraud by Seller.

6.6 Indemnification and Payment of Damages By Purchaser. Purchaser will indemnify and hold harmless each of the Persons included within the definition of Seller, and their respective Representatives, equityholders, controlling persons, Affiliates, and successors for, and will pay to such Persons the amount of any loss, liability, claim, damage or expense actually incurred (including reasonable attorneys’ fees), whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by Purchaser in this Agreement or in any certificate delivered by Purchaser pursuant to this Agreement, (b) any Breach by Purchaser of any covenant or obligation of Purchaser in this Agreement, (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Purchaser (or any Person acting on its behalf), or (d) any liability or obligation of any nature with respect to the Liabilities.

ARTICLE 7

CLOSING AND TERMINATION

7.1 Closing. Subject to the satisfaction of the conditions set forth in Sections 6.1, 6.2 and 6.3 hereof or the waiver thereof by the party entitled to waive the applicable condition, the closing of the purchase and sale of the Purchased Assets, the assumption of the Assumed Liabilities and the consummation of the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Paul Hastings Janofsky & Walker, LLP, 515 South Flower Street, Los Angeles, California 90071 (or at such other place as the parties may designate in writing) within five (5) days after the entry of the Sale Order, unless another time or date, or both, are agreed to in writing by the parties. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.” Unless otherwise agreed by the parties in writing, the Closing shall be deemed effective and all right, title and interest of the Seller in the Purchased Assets to be acquired by the Purchaser hereunder shall be considered to have passed to the Purchaser and the assumption of all of the Assumed Liabilities shall be considered to have occurred as of 12:01 a.m. Eastern Time on the Closing Date.

7.2 Closing Deliveries by Seller. At the Closing, Seller shall deliver to the Purchaser:

(a) a duly executed bill of sale with respect to the Purchased Assets, substantially in the form attached hereto as Exhibit A;

(b) a duly executed assignment and assumption agreement with respect to the Assumed Liabilities, substantially in the form attached hereto as Exhibit B;

(c) a true and correct copy of the Sale Order;

(d) a duly executed non foreign person affidavit of the Seller dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code, stating that the Seller is not a “foreign person” as defined in Section 1445 of the Code;

(e) the officer’s certificates required to be delivered pursuant to Sections 6.3(b) and 6.3(c) substantially in the form attached hereto as Exhibit E;

(f) satisfactory resolution of any disputes regarding the Cure Costs to be assumed by Purchaser (or establishment of appropriate reserves therefore) in accordance with the procedures set forth in the Sale Order; and

(g) any other previously undelivered certificates, agreements and other documents required by this Agreement to be delivered by Seller at or prior to the Closing in connection with the transactions contemplated by this Agreement.

7.3 Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to (or at the direction of) Seller:

(a) the Purchase Price, in the form of documentation reasonably acceptable to Seller evidencing the ability to pay the Monthly Payments;

(b) a duly executed assignment and assumption agreement substantially in the form attached hereto as Exhibit B;

(c) the officer’s certificates required to be delivered pursuant to Sections 6.2(a) and 6.2(b) substantially in the form attached hereto as Exhibit D; and

(d) any other previously undelivered certificates, agreements and other documents required by this Agreement to be delivered by the Purchaser at or prior to the Closing in connection with the transactions contemplated by this Agreement.

7.4 Termination of Agreement. This Agreement may be terminated as follows:

(a) by the mutual written consent of Seller and the Purchaser at any time prior to the Closing;

(b) by either the Purchaser or Seller, if there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited, or there shall be in effect a final non-appealable order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is appealable (and pursue such appeal with reasonable diligence);

(c) by the Purchaser, if the Chapter 11 Case is dismissed or converted to a case or cases under Chapter 7 of the Bankruptcy Code, or if a trustee or examiner to operate or manage the financial affairs, the business or the reorganization of Seller is appointed in the Chapter 11 Case;

(d) by either the Purchaser or Seller, if (A) the Sale Order shall not have been approved by the Bankruptcy Court by the close of business on January 23, 2009 or (B) following its entry, the Sale Order shall fail to be in full force and effect or shall have been stayed, reversed, modified or amended in any respect without the prior written consent of the Purchaser and Seller; provided that the right to terminate this Agreement under this Section 7.4(d) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of such order to meet these requirements on or before such date, including, without limitation, the failure of Purchaser to provide adequate assurances of future performance as required by the Bankruptcy Code;

(e) by either the Purchaser or Seller, if the Bidding Procedures Order shall fail to be in full force and effect as of December 23, 2008 or shall have been stayed, reversed, modified or amended in any respect without the prior written consent of the Purchaser and Seller; provided that the right to terminate this Agreement under this Section 7.4(e) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of such order to meet these requirements on or before such date;

(f) by either the Purchaser or Seller, if Seller has entered into an Alternative Transaction;

(g) automatically upon consummation of an Alternative Transaction;

(h) by the Purchaser, if there has been a Material Adverse Effect between the Execution Date and the Closing Date, unless such Material Adverse Effect was caused by the Purchaser’s failure to fulfill any material obligations under this Agreement;

(i) by Seller, if the Purchaser has breached any representation, warranty, covenant or agreement contained in this Agreement and as a result of such breach the conditions set forth in Section 6.2 and Section 6.3 hereof, as the case may be, would not then be satisfied at the time of such breach; provided, however, that if such breach is curable by the Purchaser within ten (10) days through the exercise of its reasonable best efforts, then for so long as the Purchaser continues to exercise such reasonable best efforts Seller may not terminate this Agreement under this Section 7.4(i) unless such breach is not cured within ten (10) days from written notice to the Purchaser of such breach; provided, further, that Seller is not then in material breach of the terms of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured;

(j) by Purchaser, if Seller has breached any representation, warranty, covenant or agreement contained in this Agreement and as a result of such breach the conditions set forth in Section 6.2 and Section 6.3 hereof, as the case may be, would not then be satisfied at the time of such breach; provided, however, that if such breach is curable by Seller within ten (10) days through the exercise of its reasonable best efforts, then for so long as Seller continues to exercise such reasonable best efforts the Purchaser may not terminate this Agreement under this Section 7.4(j) unless such breach is not cured within ten (10) days from written notice to Seller of such breach; provided, further, that the Purchaser is not then in material breach of the terms of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured; or

(k) by Seller, if all of the conditions set forth in Sections 6.1 and 6.2 have been satisfied (other than conditions that by their nature are to be satisfied at the Closing) or waived and Purchaser fails to deliver the Purchase Price at the Closing.

7.5 Procedure Upon Termination. In the event of a termination of this Agreement by the Purchaser or Seller, or both, pursuant to Section 7.4, (a) written notice thereof shall be given promptly by the terminating party to the other parties hereto, specifying the provision hereof pursuant to which such termination is made, (b) except as contemplated by Section 8.1 with respect to the obligations of Purchaser to serve as a Back-up Bidder hereunder, this Agreement shall thereupon terminate and become void and of no further force and effect and (c) the consummation of the transactions contemplated by this Agreement shall be abandoned without further action of the parties hereto. If this Agreement is terminated as provided herein, each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

7.6 Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of its duties and obligations arising under this Agreement effective as of the date of such termination and such termination shall be without Liability to the Purchaser or Seller. In no event shall any termination of this Agreement relieve any party hereto of any Liability for any willful breach of this Agreement by such party.

ARTICLE 8

BANKRUPTCY COURT MATTERS

8.1 Competing Bid and Other Matters.

(a) No later than two (2) days after the Execution Date, the Seller shall file with the Bankruptcy Court an application or motion seeking approval of the Bidding Procedures Order (the “Bid Procedures Motion”).

(b) This Agreement and the transactions contemplated hereby are subject to Seller’s right and ability to consider higher or better competing bids with respect to the Business and a material portion of the Purchased Assets pursuant to the Bidding Procedures Order (each a “Competing Bid”). From the date of execution of this Agreement by the Seller through entry of the Bidding Procedures Order, and subject to compliance with Seller’s duties under the Bankruptcy Code and other applicable law (including, without limitation, the fiduciary duty of Seller’s directors), the Seller shall not solicit or negotiate with respect to other offers to purchase the Purchased Assets or propose any plan of reorganization or plan of liquidation to retain or dispose of the Acquired Assets; provided, however, that Seller may solicit offers to purchase the

Acquired Assets from parties other than parties in interest in the Chapter 11 Case. Following entry of the Bidding Procedures Order, the Seller may solicit and negotiate higher and/or otherwise better offers from any party deemed appropriate by the Seller.

(c) From the date of entry of the Bidding Procedures Order until the conclusion of the Sale Hearing, Seller shall have the responsibility and obligation to respond to any reasonable inquiries or offers to purchase all or any part of the Business, and perform any and all other acts related thereto which are required under the Bankruptcy Code or other applicable Law, including, without limitation, supplying information relating to the Business and the assets of Seller to prospective Purchaser, subject only to the provisions of the Bidding Procedures Order.

(d) If an Auction is conducted, and the Purchaser is not the prevailing party at the conclusion of such Auction (such prevailing party, the “Prevailing Bidder” and the prevailing transaction, the “Alternative Transaction”), the Purchaser shall be required to serve as a back-up bidder (the “Back-up Bidder”), but only to the extent the Purchaser was determined to be the second highest bid, and keep the Purchaser’s bid to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be improved upon in the Auction) open and irrevocable until the earlier of (i) 5:00 p.m. (prevailing Eastern time) on the date which is five (5) days after the date of the Sale Hearing (the “Outside Back-up Date”); or (ii) the date of closing of an Alternative Transaction with the Prevailing Bidder. Following the Sale Hearing and prior to the Outside Back-up Date, if the Prevailing Bidder fails to consummate the applicable Alternative Transaction as a result of a breach or failure to perform on the part of such Prevailing Bidder, the Back-up Bidder (if the Back-up Bidder is the next highest bidder at the Auction) will be deemed to have the new prevailing bid, and Seller will be authorized, without further order of the Bankruptcy Court, to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be improved upon in the Auction) with the Back-up Bidder.

(e) The Seller shall promptly serve true and correct copies of the Sale Motion and all related pleadings in accordance with the Bidding Procedures Order, the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Rules for the Bankruptcy Court and any other applicable order of the Bankruptcy Court.

8.2 Sale Order. The Sale Order shall be entered by the Bankruptcy Court substantially in the form attached hereto as Exhibit C and otherwise in form and substance reasonably acceptable to Seller and the Purchaser. The Sale Order shall, among other things, (i) approve, pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, (A) the execution, delivery and performance by Seller of this Agreement, (B) the sale of the Purchased Assets to the Purchaser on the terms set forth herein and free and clear of all Encumbrances (other than Encumbrances included in the Assumed Liabilities and Permitted Encumbrances), and (C) the performance by Seller of its respective obligations under this Agreement; (ii) authorize and empower Seller to assume and assign to the Purchaser the Assigned Contracts; and (iii) find that Purchaser is a “good faith” Purchaser within the meaning of Section 363(m) of the Bankruptcy Code, not a successor to the Seller and grant the Purchaser the protections of section 363(m) of the Bankruptcy Code. The Purchaser agrees that it will promptly take such actions as are reasonably requested by Seller to assist in obtaining Bankruptcy Court approval of the Sale Order, including, without limitation, furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes, among others, of (a) demonstrating that the Purchaser is a “good faith” Purchaser under Section 363(m) of the Bankruptcy Code and (b) establishing adequate assurance of future performance within the meaning of section 365 of the Bankruptcy Code. In the event that the Bankruptcy Court’s approval of the Sale Order shall be appealed, Seller shall use reasonable efforts to defend such appeal.

ARTICLE 9

GENERAL PROVISIONS

9.1 Notices. All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (a) if delivered personally (including by overnight express or messenger), upon delivery, (b) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three days after being mailed, or (c) if given by telecopy, upon confirmation of transmission by telecopy, in each case to the parties at the following addresses:

(a) If to the Purchaser, addressed to:

California Financial Partners, Inc.

505 N. Brand Blvd., Suite 1470

Glendale, California 91203

Attention: Harvey H. Jacobson

Telecopy: (818) 550-9155

With a copy to:

Barton, Klugman & Oetting

350 S. Grand Ave., Suite 2200

Los Angeles, CA

Attention: Tom McCurrin and Jeffrey B. Harris

Telecopy: (213) 625-1832

(b) If to Seller , addressed to:

PFF Bancorp, Inc.

1490 N. Claremont Blvd., Suite 100

Claremont, CA 91711

Attention: Kevin McCarthy

Telecopy: (909) 447-2098

With a copy to:

Paul, Hastings, Janofsky & Walker, LLP

191 N. Wacker Dr., Suite 3000

Chicago, IL 60606

Attention: Richard A. Chesley

Telecopy: (312) 499-6050

9.2 Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.

9.3 Entire Agreement. This Agreement, including the annexes and schedules attached hereto and other documents referred to herein, contains the entire understanding of the parties hereto in respect of its subject matter and supersedes all prior and contemporaneous agreements and understandings, oral and written, between the parties with respect to such subject matter.

9.4 Successors and Assigns. This Agreement shall be binding upon the Seller and Purchaser and, subject to entry of the Bidding Procedures Order (with respect to the matters covered thereby) and the Sale Order, and inure to the benefit of the parties and their respective successors and permitted assigns, including, without limitation, any trustee or estate representative appointed in the Chapter 11 Case or any successor Chapter 7 case. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by Seller or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, that the Purchaser may assign their rights and obligations hereunder in whole or in part to one or more wholly owned Subsidiaries of the Purchaser (each, a “Permitted Assign”) (subject to the next succeeding sentence). Upon any such permitted assignment, the references in this

Agreement to the Purchaser shall also apply to any such assignee unless the context otherwise requires, and shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors, heirs and assigns; provided, however, that Seller may not directly or indirectly transfer or assign any of Seller’s rights hereunder in whole or in part without the prior written consent of Purchaser, and any such transfer or assignment without said consent shall be void, ab initio. Subject to the immediately preceding sentence, and except as specifically provided in this Agreement, this Agreement is not intended to benefit, and shall not run to the benefit of or be enforceable by, any other person or entity other than the parties hereto and their permitted successors and assigns.

9.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same Agreement.

9.6 Recitals, Schedules and Annexes. The recitals, schedules and annexes to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth at length herein.

9.7 Construction.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) All references in this Agreement to Articles, Sections, Schedules and Exhibits shall be deemed to refer to Articles, Sections, Schedules and Exhibits to this Agreement.

(ii) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iii) The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(iv) The words “include,” “includes” and “including,” when used herein shall be deemed in each case to be followed by the words “without limitation” (regardless or whether such words or similar words actually appear).

(v) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.

(vi) Any reference in this Agreement to $ shall mean U.S. dollars.

(vii) Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(viii) The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(b) The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

(c) Purchaser acknowledges hereby that Seller may not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

9.8 Governing Law. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL BANKRUPTCY LAW, TO THE EXTENT APPLICABLE, AND WHERE STATE LAW IS IMPLICATED, THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

9.9 Jurisdiction, Waiver of Jury Trial.

(a) THE BANKRUPTCY COURT WILL HAVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN OR AMONG THE PARTIES, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT CONTEMPLATED HEREBY; PROVIDED, HOWEVER, THAT IF THE BANKRUPTCY COURT IS UNWILLING OR UNABLE TO HEAR ANY SUCH DISPUTE, THE COURTS OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN DELAWARE WILL HAVE SOLE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN OR AMONG THE PARTIES, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT CONTEMPLATED HEREBY.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.10 Injunctive Relief. The parties agree that damages at Law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement by the Seller, and, accordingly, the Purchaser shall be entitled to injunctive relief with respect to any such breach, including without limitation, specific performance of such covenants, promises or agreements or an order enjoining the Purchaser from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement by the Seller. The rights set forth in this Section 9.10 shall be in addition to any other rights which the Purchaser may have at Law or in equity pursuant to this Agreement.

9.11 Expenses

(a) Except as otherwise set forth in this Agreement, each of Seller and Purchaser shall each bear its own expenses (including attorneys’ fees) incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

(b) If any Party seeks to enforce the terms and provisions of this Agreement, then the prevailing party in such action shall be entitled to recover from the non-prevailing Party, in addition to the remedies provided hereunder, all costs incurred in connection with such action, including reasonable legal fees, expenses and costs incurred.

9.12 Non Recourse. Except as expressly contemplated by this Agreement, no past, present or future director, officer, employee, incorporator, member, partner or equity holder of Seller or the Purchaser shall have any liability for any obligations or liabilities of Seller or the Purchaser under this Agreement or Seller’s documents (“Seller’s Documents”) or the Purchaser’s documents (“Purchaser’s Documents”) of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

9.13 Time of the Essence. Time is of the essence in the performance of each of the obligations of the parties and with respect to all covenants and conditions to be satisfied by the parties in this Agreement and all documents, acknowledgments and instruments delivered in connection herewith.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.

SELLER PPF BANCORP, INC., a Delaware corporation

By:	/s/ Kevin McCarthy
Kevin McCarthy, President and Chief Executive Officer

PURCHASER CALIFORNIA FINANCIAL PARTNERS, INC., a California corporation

By:	/s/ Harvey Jacobson
Harvey Jacobson, President